Exhibit (g)(2)(i)

September 6, 2012

Anthony Ong

Vice President, Client Service Officer

The Bank of New York Mellon

100 Colonial Center Parkway Suite 300

Lake Mary, Florida 32746

Re: IPO/BID Processing for the ING Funds

Dear Mr. Ong:

The Bank of New York Mellon ("BNY Mellon") serves as custodian for certain ING Funds (the "Client"). From time to time an investment manager or other authorized person acting on behalf of the Client may desire for the Client to participate in certain initial public offerings, private placements, auctions or similar events relating to the purchase of securities or for the sale (buy back) of securities ("Bid" or "Bids" as the context so requires) where BNY Mellon maintains subcustodian arrangements through which such Bids will be submitted directly by the applicable local subcustodians. The undersigned, duly authorized to act on behalf of the Client, hereby directs BNY Mellon to assist with this process in those markets where the Client can only subscribe to Bids through the use of a local subcustodian.

The undersigned understands and agrees that it is the responsibility of the Client and its authorized person, and not that of BNY Mellon and/or its subcustodians or agents, to ensure that all Bids instructed are undertaken in accordance with all local laws and regulations (including, but not limited to, any investment limits and any restrictions or regulations applicable to foreign financial institutions).

The undersigned hereby expressly understands and agrees that instructions on behalf of the Client regarding Bids will involve payment for such Bids, and the undersigned on behalf of the Client hereby represents and agrees that that sufficient funds in the applicable currency shall be available by the required date in the applicable Client account on BNY Mellon's books and records in accordance with local issuer and market requirements and practice. The undersigned further understands and agrees that, depending on local issuer and market requirements and practice, failure to ensure that sufficient funds in the applicable currency are available by the required date in the applicable Client account on BNY Mellon's books and records may result in the application for any such Bid being withheld, withdrawn, or default funding procedures being automatically implemented without prior notice to the Client, its investment manager or other authorized person. Where default funding procedures are implemented, the undersigned understands and agrees that the Client will be solely

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responsible and liable for any and all costs, expenses and losses relating to any such default funding, any additional funding arrangements that may have already been made or that may be required to be made, and for any additional arrangements that may further be required to remedy or correct any deficiency in funding, including but not limited to any costs, expenses, losses or deficiencies associated with foreign exchange. The undersigned understands and agrees that payments associated with any such Bids may include the full subscription amount with respect to any such Bids, and that prior to the closing subscription date or shares allocation date for a Bid, Client cash may be encumbered in an amount sufficient to cover the full payment amount, even though the full amount of the requested Bid may not be accepted. The undersigned on behalf of the Client understands and agrees that instructions to bid for buy backs on the Client's behalf will involve ensuring that the securities subject to the buy back are timely available for sale, unencumbered and free of any lien, and that the receipt of funds resulting from the sale will be credited in the currency received from the issuer or market in accordance with the terms of the buy back and local issuer and market practice.

The undersigned authorizes and directs BNY Mellon and/or its subcustodian to complete certain applications and/or make certain representations to which the undersigned, the Client or other person will be obligated. Further, the undersigned agrees that BNY Mellon and its subcustodian will (i) not interpret bidding or buy back or other rules, and (ii) submit such necessary Bid applications, instructions and directions and any other materials in its capacity as a service provider to the Client and not in BNY Mellon's individual capacity. The undersigned agrees to reimburse, or cause to be reimbursed, BNY Mellon and/or its subcustodians for any costs, expenses or losses incurred in connection therewith. Further, the undersigned agrees that while BNY Mellon and/or its subcustodian shall exercise reasonable efforts to submit all Bids for which it receives timely direction and related documents, it does not make any guarantees, representations or warranties with respect to its discharge of such duties. In the event of any errors or omissions in the performance of the Bid submissions, the Client's (including any and all persons acting for or on behalf of the Client) sole and exclusive remedy and the sole liability of BNY Mellon and/or its subcustodian, shall be limited to re-performance of the Bids submission, if practicable, at no cost to the Client.

This letter is applicable to those markets for which an authorized person acting on behalf of the Client desires for the Client to participate in Bids associated with certain markets where such Bids are to be submitted through the use of a local subcustodian, as more fully described above.

BNY Mellon is hereby authorized and directed to follow the directions provided through this letter unless and until such directions are modified by written notice and direction of an authorized party acting on behalf of the Client.

The undersigned hereby represents and warrants to BNY Mellon that the undersigned is duly authorized to act on behalf of the Client (including, without limitation, to execute this letter on behalf of the Client).

Sincerely,

/s/ Todd Modic
Todd Modic

Senior Vice President

ING Funds Services, LLC